Exhibit 99.1

FRANKLIN LAKE RESOURCES INC.
172 Starlite Street, South San Francisco, CA 94080
TEL 650-588-0425 FAX 650-588-5869 E-MAIL info@franklinlake.com

NEWS RELEASE -- No. 2006-01 -- July 3, 2006

FRANKLIN LAKE RESOURCES ELECTS SENIOR METALLURGIST RICHARD S. KUNTER
TO ITS BOARD OF DIRECTORS; SETS ANNUAL MEETING DATE

SOUTH SAN FRANCISCO, CA -- Monday, July 3, 2006 Franklin Lake Resources Inc. (OTCBB: FKLR), an exploration stage mining company, has elected Richard S. Kunter, former senior metallurgist with Homestake Mining Company, to its board of directors. It has also set its annual meeting of stock- holders for Monday, September 18, 2006, in Las Vegas.

ELECTION OF NEW DIRECTOR

Father Gregory Ofiesh, president and CEO, announced that Richard S. Kunter has been elected to the board of directors. He said the company is very fortunate to have a person of his experience and qualifications on its board. Mr. Kunter holds B.S. and M.S. degrees in metallurgical engineering from the University of Idaho, and is a specialist in metals extraction. In addition to serving as a director, he will be working with Roger Graham, our vice president - operations, at our Amargosa facility, as a consultant to finalize the optimization of our extraction process.

In addition to nine years with Homestake Mining, Mr. Kunter's background includes serving as project manager for Advanced Sciences, Inc., on a contract with the San Antonio Air Command Office and several other contracts. He has had significant management, technical, and consulting experience with a variety of public and private organizations. He holds two patents involving the processing of gold ore and is the author of numerous articles in professional journals. His full resume is available on our website www.franklinlake.com.

Richard Kunter is currently working with a firm in Denver, CO. While working on a previous contract, he worked alongside Roger Graham on Franklin Lake ore. Having performed many tests, Mr. Kunter has great familiarity with our material and vast experience in the extraction of precious metals. He has made two visits to our Amargosa facility, where he will continue to work with Roger Graham on the optimization of recovery of precious metals. Their progress reports will be forthcoming.

ANNUAL MEETING

The company's Annual Meeting of Stockholders will be held in Las Vegas, Nevada, on Monday, Septermber 18, 2006. Further details will be announced soon.

PLEASE SEND YOUR E-MAIL ADDRESS All stockholders and other interested parties are encouraged to send their e-mail addresses to info@franklinlake.com, in order to receive copies of press releases and other documents immediately after they are submitted to the SEC for filing.

NOTE This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from its forecasted results.

CONTACT Father Gregory Ofiesh, President and CEO 650-588-0425